UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Regulus Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REGULUS THERAPEUTICS INC.

4224 Campus Pointe Court, Suite 210

San Diego, California 92121

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2024

Unless the context otherwise requires, references in this proxy statement supplement (this “Supplement”) to the “Company,” “we,” “us,” or “our,” refer to Regulus Therapeutics Inc., a Delaware corporation.

The following information supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on April 19, 2024 and furnished to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The Company is providing this Supplement solely to add certain disclosures about the Company’s recently engaged proxy solicitor. The disclosure below, which appears on page 4 of the Proxy Statement, is hereby amended to add the underlined text. Except for the changes herein, this Supplement does not modify any other information set forth in the Proxy Statement. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

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Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition, we have retained Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $10,000 plus up to $5,000 for customary expenses. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

Before making any voting decision, you are urged to read the Proxy Statement and all related proxy materials carefully. Copies of this Supplement, the Proxy Statement and the annual report to stockholders are available at www.edocumentview.com/RGLS.

If you have already submitted a proxy and do not wish to change your vote, no further action is required. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote as described under “Can I change my vote after submitting my proxy?” on page 4 of the Proxy Statement.

The date of this Supplement is April 30, 2024.